Exhibit 99.1

PROSPECTUS SUPPLEMENT NO. 1, DATED MARCH 3, 2026
(To the Proxy Statement/Prospectus dated February 18, 2026)

SUPPLEMENT TO

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

PELICAN ACQUISITION CORPORATION

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR UP TO 35,172,375 SHARES OF COMMON STOCK AND
1,500,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF
PELICAN HOLDCO, INC.

(PELICAN HOLDCO, INC. TO BE RENAMED “GREENLAND ENERGY COMPANY” IN

CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

On February 20, 2026, Pelican Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), commenced mailing the definitive proxy statement/prospectus dated February 18, 2026 (the “Proxy Statement/Prospectus”) related to the extraordinary general meeting of shareholders to be held on March 17, 2026 to approve, among other things, the approval of its previously announced proposed business combination (the “Business Combination”), by and among SPAC, Pelican Holdco, Inc., a Texas corporation (“PubCo”), SPAC Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of PubCo (“SPAC Merger Sub”), Greenland Exploration Limited, a Texas corporation (“Greenland”), Greenland Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of PubCo (“Greenland Merger Sub”), March GL Company, a Texas corporation (“March GL”, and together with Greenland, each a “Company” and collectively, the “Companies”), and March GL Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of PubCo (“March GL Merger Sub”). PubCo, SPAC, and the Companies filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) as part of a registration statement (the “Registration Statement”) on Form S-4 (Registration No. 333-291171) relating to the issuance of up to 35,172,375 shares of common stock and 1,500,000 warrants to purchase shares of common stock of PubCo in connection with the Business Combination.

This supplement No. 1, dated March 3, 2026 (this “Supplement”), is being filed by PubCo, SPAC, and the Companies with the SEC to update, amend and supplement certain information contained in the Proxy Statement/Prospectus, which forms part of the Registration Statement. Except as otherwise set forth below, the information in the Proxy Statement/Prospectus remains unchanged. The page reference is to the page in the Proxy Statement/Prospectus, and terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 58 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the Proxy Statement/Prospectus or any of the securities to be issued in the Business Combination (as defined in the Proxy Statement/Prospectus), passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.

Prospectus supplement dated March 3, 2026

Supplemental Clarification to the Proxy Statement/Prospectus

This Supplement is filed to clarify that the Pubco Warrants will not be listed on the Nadsaq Stock Market LLC or any other listing exchange. Accordingly, the PubCo Warrants will not be publicly traded. Investors are advised to exercise caution in dealing in the PubCo Warrants due to lower liquidity position as compared to a Nasdaq listing.

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